FIRST AMENDMENT TO
PURCHASE AND CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND CONTRIBUTION AGREEMENT (this “Amendment”), dated as of May 31, 2011, is entered into between FERRO CORPORATION (the “Seller”) and FERRO FINANCE CORPORATION (the “Purchaser”).

RECITALS

1. The Purchaser and the Seller are parties to the Purchase and Contribution Agreement, dated as of June 2, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Purchase and Contribution Agreement”).

2. Each of the parties hereto desires to amend the Purchase and Contribution Agreement as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Defined Terms. Capitalized terms that are used herein without definition shall have the meanings set forth in the Purchase and Contribution Agreement or in the Receivables Purchase Agreement (as defined in the Purchase and Contribution Agreement).

2. Amendments to the Purchase and Contribution Agreement. The Purchase and Contribution Agreement is hereby amended as follows:

(a) Section 2.02(c) of the Purchase and Contribution Agreement is amended by inserting the following parenthetical at the end of clause (i) thereof:

(or, if requested by Seller, in consideration for causing the LC Bank to issue one or more Letters of Credit on the terms and subject to the conditions set forth in the Receivables Purchase Agreement)

(b) The following new Section is added to the Purchase and Contribution Agreement immediately following Section 2.06 thereof:

SECTION 2.07. Letters of Credit. (a) Upon the request of the Collection Agent (acting as agent for the Seller as described in subsection (b) below), and on the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Purchaser agrees to cause the LC Bank to issue, on the Purchase Dates specified by the Collection Agent (on behalf of the Seller), Letters of Credit in favor of the beneficiaries specified by the Collection Agent (on behalf of the Seller). The aggregate stated amount of the Letters of Credit being issued on any Purchase Date on behalf of the Seller shall constitute a credit against the aggregate Purchase Price payable by the Purchaser to the Seller on such Purchase Date pursuant to Section 2.01(c). To the extent that the aggregate stated amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Purchaser to the Seller on such Payment Date, such excess shall be deemed to be a reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) the Deferred Purchase Price Note payable to the Seller. The aggregate stated amount of Letters of Credit to be issued on any Payment Date shall not exceed the sum of the aggregate Purchase Price payable on such Payment Date to the Seller plus the aggregate outstanding principal balance of and accrued but unpaid interest on the Deferred Purchase Price Note payable to the Seller on such Payment Date. In the event that any such Letter of Credit issued pursuant to this Section 2.07 (i) expires or is cancelled or otherwise terminated with all or any portion of its stated amount undrawn, (ii) has its stated amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Purchaser’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to the Seller on the next Purchase Date or, if the Purchaser does not then have cash available therefor, shall be deemed to be added to the outstanding principal balance of the Deferred Purchase Price Note issued to the Seller. Under no circumstances shall the Seller (or any Affiliate thereof (other than the Purchaser)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b) The Seller appoints the Collection Agent as its agent (on which appointment the Purchaser, the Agent, the LC Bank and the Purchaser may rely until the Seller provides contrary written notice to all of such Persons) to act on the Seller’s behalf to take all actions and to make all decisions in respect of the issuance, amendment and administration of the Letters of Credit, including requests for the issuance and extension of Letters of Credit and the allocation of the stated amounts of Letters of Credit against the Purchase Price owed to the Seller and against the Deferred Purchase Price Note issued to the Seller. In the event that the Collection Agent requests a Letter of Credit hereunder, the Collection Agent shall on a timely basis provide the Purchaser with such information as is necessary for the Purchaser to obtain such Letter of Credit from the LC Bank, and shall notify the Seller, the Purchaser and the Administrator of the allocations described in the preceding sentence. Such allocations shall be binding on the Purchaser and the Seller, absent manifest error.

(c) The Seller agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Purchase Agreement and by the LC Bank’s interpretations of any Letter of Credit issued for the Purchaser and by the LC Bank’s written regulations and customary practices relating to letters of credit, in each case subject to the terms and conditions set forth in the Receivables Purchase Agreement.

(c) Section 4.01(f) of the Purchase and Contribution Agreement is hereby amended to delete the year “2008” in the first and last sentences thereof and insert the year “2010” in replacement thereof.

(d) Section 4.01(g) of the Purchase and Contribution Agreement is hereby amended to delete the word “may” and insert the phrase “could reasonably be expected to” in replacement thereof.

(e) Section 4.01(q) of the Purchase and Contribution Agreement is hereby amended and restated in its entirety as follows:

“(q) The Seller has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns (other than with respect to such state and local tax returns for the tax year 2005, which have been filed prior to the date hereof) and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges, other than (A) any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with generally accepted accounting principles or (B) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. The Seller will also pay when due any taxes payable in connection with the Receivables originated by it, exclusive of taxes on or measured by income or gross receipts of Purchaser and its assigns.”

(f) The following new Section is added to the Purchase and Contribution Agreement immediately following Section 4.01 thereof:

SECTION 4.02. Ordinary Course. Each of the Seller and Purchaser represents and warrants as to itself that each remittance of Collections by the Seller to the Purchaser under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser and (ii) made in the ordinary course of business or financial affairs of the Seller and the Purchaser.

(g) Section 5.01(g) of the Purchase and Contribution Agreement is hereby amended to (i) add the following proviso at the end of the first sentence thereof: “; provided, however, that so long as no Amortization Event or Potential Amortization Event has occurred and is continuing, the Seller shall be required to reimburse the Purchaser for the costs of only one (1) such examination and visit per year” and (ii) delete the last sentence thereof.

(h) The second sentence of Section 5.01(i) of the Purchase and Contribution Agreement is hereby amended to delete the word “immediately” and insert the word “promptly” in replacement thereof.

(i) Section 5.01(k)(ii) is hereby amended by deleting the amount “$7,500,000” and inserting the amount “$25,000,000” in replacement thereof.

(j) Section 5.01(p) is hereby amended to add the following phrase at the end of the last sentence thereof: “if such revision to the calculation of “Discount” would result in the Discount exceeding 1%”

3. Representations and Warranties. Each of the Seller and the Purchaser represents and warrants that:

(a) Representations and Warranties. Immediately after giving effect to this Amendment, each representation and warranty made by it in the Purchase and Contribution Agreement and in the other Transaction Documents is true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representation or warranty was true and correct as of such earlier date).

(b) Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Purchase and Contribution Agreement, as amended hereby, are within each of its corporate powers and have been duly authorized by all necessary corporate action on its part. This Amendment and the Purchase and Contribution Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with its terms.

(c) No Default. Immediately after giving effect to this Amendment, no Event of Termination or Incipient Event of Termination has occurred and is continuing.

In addition, each party hereto acknowledges that, on or about April 30, 2010, Ferro Color & Glass Corporation merged with and into the Seller.

4. Effect of Amendment. All provisions of the Purchase and Contribution Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Purchase and Contribution Agreement (or in any other Transaction Document) to the “Purchase and Contribution Agreement”, or to “hereof”, “herein” or words of similar effect referring to the Purchase and Contribution Agreement, shall be deemed to be references to the Purchase and Contribution Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Purchase and Contribution Agreement other than as set forth herein.

5. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(a) counterparts of that certain Amended and Restated Receivables Purchase Agreement, dated as of the date hereof, by and among the parties thereto, together with evidence that each of the conditions precedent to effectiveness set forth therein have been satisfied;

(b) counterparts of this Amendment duly executed by each of the parties hereto; and

(c) such other documents, agreements, instruments, and opinions as the Administrator may request in connection with this Amendment.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to any otherwise applicable principles of conflicts of law).

8. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Purchase and Contribution Agreement, any other Transaction Document or any provision hereof or thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FERRO CORPORATION,
as Seller

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

FERRO FINANCE CORPORATION,

as Purchaser

By: /s/ Robert A. Gage
Name: Robert A. Gage
Title: Assistant Treasurer

ACKNOWLEDGED AND AGREED:
FERRO CORPORATION,
as Collection Agent
By:	/s/ John T. Bingle

Name: John T. Bingle

Title: Treasurer